EXHIBIT 5.1

June 7, 2018

Ballard Power Systems Inc.
9000 Glenlyon Parkway
Burnaby, BC V5J 5J8
Canada
Sirs/Mesdames:
Re:	Ballard Power Systems Inc. – Registration Statement on Form S-8
We have acted as Canadian counsel to Ballard Power Systems Inc. (the "Company"), a British Columbia company, in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the "SEC") of a registration statement on Form S-8 (the "Registration Statement") relating to the registration pursuant to the United States Securities Act of 1933, as amended, of 12,305,030 common shares without par value in the capital of the Company (the "Plan Shares"), which may be issued to participants pursuant to awards granted or that may be granted under (i) the Company's Consolidated Share Option Plan (the "Option Plan") and (ii) the Company's Consolidated Share Distribution Plan (the "Share Distribution Plan", and together with the Option Plan, the "Plans").
We understand that the Company has issued options under the Option Plan entitling the holders thereof to acquire certain Plan Shares (the "Outstanding Plan Shares") and that the Company may issue additional options or deferred share units or performance share units under the Plans to acquire additional Plan Shares (the "Available Plan Shares").
This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as an exhibit.
For the purpose of giving this opinion we have examined, among other things, a certificate of an officer of the Company (the "Officer's Certificate") dated the date hereof with respect to certain factual matters, the Registration Statement and the Plans, and we have considered such questions of law and examined such statutes, regulations, orders, certificates, records of corporate proceedings and other documents as we have considered necessary for the purpose of rendering this opinion.
In examining all documents and in providing our opinion below we have assumed that:
(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)
all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	all facts set forth in the certificates supplied by the officers of the Company including, without limitation, the Officer's Certificate are complete, true and accurate as of the date hereof;

(f)	any awards were validly granted or will be validly granted in accordance with the terms of the Option Plan or the Share Distribution Plan, as applicable; and

(g)	prior to the issuance and delivery of the Plan Shares the Company will receive the full consideration in respect of the Plan Shares.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.
Based on and relying on the foregoing, we are of the opinion that:
1.
The issuance of the Outstanding Plan Shares has been duly and properly authorized, and the Outstanding Plan Shares will, upon the due and proper exercise of options in accordance with the terms of the Option Plan, be validly issued as fully paid and non-assessable common shares of the Company.

2.	The available Plan Shares will, upon:

(a)
the grant of one or more options under the Plans, the allotment for issuance of Available Plan Shares under such options, and the fixing of a price for such Available Plan Shares in accordance with the applicable Plans, by the board of directors of the Company (the "Board") and receipt by the Company of payment in full for each such Available Plan Share to be issued and the issuance of such Available Plan Shares in accordance with the terms of the applicable Plans; and/or

(b)
the grant of one or more deferred share units or performance share units under the Plans, the allotment for issuance of Available Plan Shares pursuant to such deferred share units or performance share units, by the Board and the issuance of such Available Plan Shares in accordance with the terms of the applicable Plans, be duly and properly authorized and be validly issued as fully paid and non-assessable common shares of the Company.

This opinion is rendered solely in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Plan Shares.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours Truly,

/s/ Stikeman Elliott LLP